EXHIBIT 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

April 16, 2018

DropCar, Inc.

1412 Broadway, Suite 2105

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel for DropCar, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 13, 2018 under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of (i) 304,364 shares of common stock (the “Reload Warrant Shares”), par value $0.0001 per share (the “Common Stock”) issuable upon the exercise of Series H-1 warrants issued by the Company pursuant to the terms of a repricing offer letter, dated December 4, 2017, by and between the Company and Iroquois Master Fund Ltd., Iroquois Capital Investment Group and American Capital Management, LLC (the “Reload Warrants”), (ii) 878,146 shares of Common Stock (the “Merger Warrant Shares”) issuable upon exercise of warrants issued by the Company in connection with the merger of WPCS International Incorporated (“WPCS”), DC Acquisition Corporation, a wholly owned subsidiary of WPCS, and DropCar, Inc., which was effected on January 30, 2018 (the “Merger Warrants”), (iii) 150% (or 4,026,450 shares) of the 2,684,300 shares of Common Stock (the “Preferred Shares”) issuable upon the conversion of Series H-4 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-4 Preferred Stock”), issued by the Company to certain institutional and accredited investors pursuant to a securities purchase agreement dated as of March 8, 2018 (the “Purchase Agreement”) and (iv) 150% (or 4,026,450 shares) of the 2,684,300 shares of Common Stock (the “March 2018 Warrant Shares,” and, together with the Reload Warrant Shares, and the Merger Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants (the “H-4 Warrants”) issued by the Company in connection with the Purchase Agreement.

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that (i) the Preferred Shares have been duly authorized and reserved for issuance, and, when issued upon conversion of the Series H-4 Preferred Stock in accordance with the terms thereof, will be legally issued, fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon exercise of the Reload Warrants, the Merger Warrants and the March 2018 Warrants, as applicable, in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and the United Stated federal laws, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MINTZ LEVIN, COHN, FERRIS,
GLOVSKY & POPEO, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | London | Los Angeles | New York | San Diego | San Francisco | Stamford | Washington